                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-21233



                                   BELLSOUTH




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                                BELLSOUTH DIRECT
                                INVESTMENT PLAN




                                                                      PROSPECTUS
                                                                    May 17, 1999

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 TABLE OF CONTENTS

                                                            Page
BellSouth Direct Investment Plan..........................    1
BellSouth Corporation.....................................    1
The Plan:
  Summary of the Plan.....................................    2
  Administrator of the Plan...............................    3
  Inquiries: BellSouth Shareholder Services...............    3
  Enrollment..............................................    4
  Investment Options:
     Dividend Reinvestment................................    4
     Deposit Cash Dividends Electronically................    5
     Optional Cash Investments............................    6
  Purchase of Shares......................................    6
  Sale of Shares..........................................    7
  Safekeeping of your Stock Certificates and Book Entry...    8
  Gifts or Transfers of Shares............................    9
  Issuance of Certificates................................    9
  Plan Service Fees.......................................   10
  Tracking Your Investments...............................   10
  U.S. Federal Income Tax Information.....................   10
Miscellaneous
  Available Information/Incorporation of Documents by
     Reference............................................   11
  Stock Splits, Stock Dividends and Other Distributions...   12
  Voting of Proxies.......................................   12
  Responsibility of Administrator and BellSouth
     Corporation..........................................   12
  Legal Matters...........................................   13
  Plan Modification or Termination........................   13
  Change of Eligibility; Termination......................   13
  Foreign Participation...................................   13
  Independent Public Accountants..........................   13

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 BELLSOUTH DIRECT INVESTMENT PLAN

This Prospectus describes the BellSouth Direct Investment Plan, formerly called the BellSouth Direct Stock Purchase and Dividend Reinvestment Plan, which became effective on March 1, 1997. The Plan promotes long-term ownership in BellSouth Corporation by offering:

  - A simple, cost-effective method for purchasing shares of BellSouth stock directly from the Company;

  - A way to increase your holdings in BellSouth by reinvesting your cash dividends;

  - The opportunity to purchase additional shares by making optional cash investments.

You do not have to be a current shareholder of BellSouth to participate in the Plan. You can purchase your first shares of BellSouth stock through the Plan, by making an initial investment of $500 or more, which includes an enrollment fee of $10. If you currently participate in BellSouth's dividend reinvestment plan, you are automatically enrolled in the Plan.

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 BELLSOUTH CORPORATION

BellSouth is a communications services company. It provides telecommunications, wireless communications, cable and digital TV, directory advertising and publishing, and Internet and data services to nearly 34 million customers in 19 countries worldwide. Although BellSouth traces its roots back to the Bell System, it was incorporated in 1983 under the laws of the State of Georgia. Its principal executive offices are located at 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610, and its telephone number is (404) 249-2000.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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 SUMMARY OF THE PLAN

- ENROLLMENT: New shareholders can join by making an initial investment of at least $500, which includes an enrollment fee of $10. Existing BellSouth shareholders can participate by submitting a completed Enrollment Form. If your shares are held in a brokerage account, you may participate directly by registering some or all of your shares in your name. The $10 enrollment fee does not apply to existing shareholders joining the Plan.

- REINVESTMENT OF DIVIDENDS: You can reinvest all or a portion of your cash dividends toward the purchase of additional shares of BellSouth stock without paying trading fees. In order to take advantage of the dividend reinvestment option, you must reinvest the dividends on at least five shares.

- OPTIONAL CASH INVESTMENTS: After you are enrolled in the Plan, you can buy additional shares of BellSouth stock without paying any fees. You can invest a minimum of $50 at any one time, up to $100,000 in the aggregate per calendar year. You can pay by check or have your payment automatically withdrawn from your bank account.

- FULL INVESTMENT: Full investment of your dividends is possible because the Company will credit your account with both whole and fractional shares. BellSouth pays dividends on both whole shares and fractional shares.

- SAFEKEEPING OF CERTIFICATES: You can deposit your BellSouth stock certificates with BellSouth Shareholder Services for safekeeping at no cost to you. A certificate for your shares will be sent to you, free of charge, upon request.

- GIFTS OR TRANSFERS OF SHARES: You can give or transfer your BellSouth shares to others.

- SELL SHARES CONVENIENTLY: If you choose to sell the BellSouth stock held in your Plan account, you will pay fees lower than those typically charged by stockbrokers.

- TRACKING YOUR INVESTMENT: You will receive a Plan statement or a notification after each transaction. Statements provide the details of the transaction and show the share balance in your Plan account.

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 ADMINISTRATOR OF THE PLAN

BellSouth has designated The Chase Manhattan Bank to administer the Plan and act as Agent for the participants. The Chase Manhattan Bank has designated its affiliates, ChaseMellon Shareholder Services, L.L.C. and Chase Securities Inc., and other agents to perform certain services for the Plan. These companies will purchase and hold shares of stock for Plan participants, keep records, send statements and perform other duties required by the Plan.

THE ADMINISTRATOR MAY BE CONTACTED AT BELLSOUTH SHAREHOLDER SERVICES AS DETAILED BELOW.

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 INQUIRIES: BELLSOUTH SHAREHOLDER SERVICES

For information about the BellSouth Direct Investment Plan:

        Call BellSouth Shareholder Services:      1-800-631-6001
        Outside the United States call collect:   (201) 329-8663
        FAX:                                      (201) 329-8990
        Internet:                                 WWW.BELLSOUTH.COM/INVESTOR

Written requests and notices should be mailed as follows:

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     Send correspondence and all requests               Send Optional Cash Investments
     except Optional Cash Investments to:               to:
     BELLSOUTH SHAREHOLDER SERVICES                     BELLSOUTH SHAREHOLDER SERVICES
     WASHINGTON BRIDGE STATION                          OPTIONAL CASH INVESTMENTS
     P.O. BOX 465                                       P.O. BOX 371-987
     NEW YORK, N.Y. 10033-0465                          PITTSBURGH, PA 15250-7987
     Please include your daytime telephone              Make check or money order payable to
     number.                                            BellSouth Corporation in U.S.
                                                        dollars. Please use transaction stub
                                                        at bottom of statement.
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 ENROLLMENT

You are eligible to participate in the Plan if you meet the requirements outlined below. If you live outside the U.S., you should first determine if there are any governmental regulations that would prohibit your participation in the Plan.

- IF YOU DO NOT CURRENTLY OWN ANY BELLSOUTH STOCK, you can join the Plan by making an initial investment of at least $500, but not more than $100,000. You can get started in the Plan by returning a completed Enrollment Form to BellSouth Shareholder Services along with your check or money order payable to BellSouth Corporation. A $10 enrollment fee will be deducted from your initial investment. The Administrator will arrange for the purchase of shares for your account but will not pay interest on amounts held pending investment. Please allow two weeks for your account to be established, initial shares to be purchased and a statement mailed to you. (See "Purchase of Shares" on page 6.)

- IF YOU ALREADY OWN BELLSOUTH STOCK AND THE SHARES ARE REGISTERED IN YOUR NAME, you may join the Plan by returning a completed Enrollment Form to BellSouth Shareholder Services.

- IF YOUR SHARES ARE HELD IN A BROKERAGE, BANK OR OTHER INTERMEDIARY ACCOUNT, and you wish to participate directly in the Plan, you should direct your broker, bank, or trustee to register some or all of your BellSouth shares directly in your name. You can then get started in the Plan by returning a completed Enrollment Form to BellSouth Shareholder Services.

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 INVESTMENT OPTIONS

Once enrolled in the Plan, you have the following choices:

- DIVIDEND REINVESTMENT: You can choose to reinvest all or a portion of the regular cash dividends paid on your shares held in the Plan toward the purchase of additional shares of BellSouth stock. To participate in the reinvestment feature of the Plan, you must elect to reinvest the dividends on a minimum of five shares. If the number of shares on which dividends are reinvested falls below five shares, you will receive a check for the full amount of the dividend. You can change your dividend reinvestment election at any time by notifying BellSouth Shareholder Services. For a particular dividend to be reinvested, your notification must be received prior to the record date for that dividend. (The record date is normally 20 days prior to the payment date.)

If you elect to reinvest your dividends, you must choose one of the following when completing the Dividend Reinvestment section of the Enrollment Form:

                           FULL DIVIDEND REINVESTMENT
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     Purchase additional shares by reinvesting all of your cash dividends.

                         PARTIAL DIVIDEND REINVESTMENT
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   If you choose to reinvest less than all of your dividends, you must select one of the following options:

   OPTION 1. Receive a cash dividend payment based on the number of full shares you specify. Reinvest the dividends on all remaining shares. This option allows you to receive a fixed amount of cash each quarter (assuming the dividend stays the same).

   OPTION 2. Reinvest dividends based on the number of full shares you specify. Receive a cash dividend payment on all remaining shares. This option allows you to receive an increasing amount of cash each quarter (again, assuming the dividend stays the same).

   DEPOSIT CASH DIVIDENDS ELECTRONICALLY: If you choose partial dividend reinvestment, you can have all of your cash dividends deposited directly into your bank account instead of receiving a check by mail -- just complete the appropriate sections of the Enrollment Form or notify BellSouth Shareholder Services. Direct Deposit Authorization Forms will be acted upon as soon as possible after they are received. You can change your designated bank account for direct deposit or discontinue this feature by notifying BellSouth Shareholder Services.

- OPTIONAL CASH INVESTMENTS: You can purchase additional shares of BellSouth stock by using the Plan's optional cash investment feature. You must invest at least $50 at any one time and cannot invest more than $100,000 in a calendar year. Interest will not be paid on amounts held pending investment.

        BY CHECK OR MONEY ORDER: You may make optional cash investments by sending a check or money order payable to BellSouth Corporation. Do not send cash. To facilitate processing of your investment, please use the transaction stub located on the bottom of your Plan statement. Mail your investment and transaction stub to the address specified on the statement. You may not sell or withdraw shares purchased by check for a period of 14 days from the receipt of the check. A $25 fee will be assessed for a check that is returned for insufficient funds.

        BY AUTOMATIC WITHDRAWAL FROM YOUR BANK ACCOUNT: If you wish to make regular monthly purchases, you can authorize an automatic monthly withdrawal from your bank account. This feature enables you to make ongoing investments without writing a check. Funds will be deducted from your account on the 15th day of each month. If this date falls on a bank holiday or weekend, funds will be deducted on the next business day. Please allow four to six weeks for the first automatic monthly withdrawal to be initiated. You must notify BellSouth Shareholder Services in writing to change or terminate automatic withdrawal. A $25 fee will be assessed if your account has insufficient funds available for withdrawal.

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 PURCHASE OF SHARES

- PURCHASE INTERVALS: The Administrator will make arrangements to use initial and optional cash investments to purchase BellSouth shares as promptly as practical, but at least once each week. The Administrator will use reinvested dividends to purchase shares on a quarterly basis. Purchases may be made over a number of days to meet the requirements of the Plan.

- SOURCE AND PRICING OF SHARES:

  SOURCE OF SHARES: Stock needed to meet the requirements of the Plan will either be purchased in the open market or issued directly by BellSouth from authorized but unissued shares or treasury shares.

  SHARES PURCHASED IN THE OPEN MARKET: If the shares are purchased in the open market, your price per share will be the weighted average price of shares purchased to satisfy Plan requirements. Trading fees incurred by the Plan for purchases will be paid by BellSouth and will be reported to you as taxable income. All fractional shares are calculated to four decimals and are credited to your account.

  SHARES PURCHASED FROM BELLSOUTH: If the shares are purchased from BellSouth, your price per share for initial and optional cash investments will be the average of the daily high and low sale prices quoted on the New York Stock Exchange (NYSE) Composite Transactions listing for the day the shares are purchased. For quarterly reinvestment of dividends, your price per share will be the average of the daily high and low sale prices quoted on the NYSE Composite Transactions listing for the three day period surrounding the dividend payment date. If there is no trading of BellSouth stock on the NYSE for a substantial period of time during the pricing period, then the price per share will be determined by BellSouth on the basis of such market quotations as it considers appropriate.

- TIMING AND CONTROL: Because the Administrator will arrange for the purchase of shares on behalf of the Plan, neither BellSouth Corporation nor any participant in the Plan has the authority or power to control either the timing or pricing of shares purchased or the selection of the broker making the purchases. Therefore, you will not be able to precisely time your purchases through the Plan, and will bear the market risk associated with fluctuations in the price of BellSouth's stock. That is, if you send in an initial or optional cash investment, it is possible that the market price of BellSouth stock could go up or down before the broker purchases stock with your funds. In addition, you will not earn interest on initial or optional cash investments for the period before the shares are purchased.

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 SALE OF SHARES

You can sell any number of shares held in your Plan account or book entry form by notifying BellSouth Shareholder Services. The Administrator will arrange for sales to be made at least weekly. Sales may be made more frequently if volume dictates. The sale price will be the weighted average price of all shares sold for Plan participants during that period. You will receive the proceeds of the sale less a $10 sales transaction fee, a trading fee, and any required tax withholdings. (See "Plan Service Fees" on page 10.)

You can choose to sell your shares through a stockbroker of your choice, in which case you should request a certificate for your shares from BellSouth Shareholder Services. (See "Issuance of Certificates" on page 9.) If you wish to transfer shares electronically to your brokerage account, please contact BellSouth Shareholder Services.

Please note that if your total holdings fall below one share, the Administrator will liquidate the fractional share, remit the proceeds to you, less any applicable fees, and close your Plan account.

TIMING AND CONTROL: Because the Administrator will sell the shares on behalf of the Plan, neither BellSouth Corporation nor any participant in the Plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and will bear the market risk associated with fluctuation in the price of BellSouth's stock. That is, if you send in a request to sell shares, it is possible that the market price of BellSouth stock could go down or up before the broker sells your shares. In addition, you will not earn interest on a sales transaction.

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 SAFEKEEPING OF YOUR STOCK CERTIFICATES AND BOOK ENTRY

Shares of BellSouth stock that you buy under the Plan will be maintained in your Plan account for safekeeping in book entry form. You will receive a periodic Plan statement detailing the status of your holdings. For more information, see "Tracking Your Investments" on page 10. Any BellSouth shareholder may use the Plan's "safekeeping" service to deposit their BellSouth stock certificates at no cost. Safekeeping is beneficial because you no longer bear the risk and cost associated with the loss, theft, or destruction of stock certificates. With safekeeping, you have the option of receiving cash dividends, reinvesting your dividends (provided that you reinvest the dividends on a minimum of five shares) or taking advantage of the sale of shares feature of the Plan. Certificates will be issued only upon written request to BellSouth Shareholder Services. (See "Issuance of Certificates" on page 9.)

To use the safekeeping service, send your certificates to BellSouth Shareholder Services by registered mail with written instructions to deposit them in safekeeping. If you use registered mail, your certificates will be automatically covered by an Administrator blanket bond up to the first $100,000 of value. Do not endorse the certificates or complete the assignment section.

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 GIFTS OR TRANSFERS OF SHARES

YOU CAN GIVE OR TRANSFER BELLSOUTH SHARES TO ANYONE YOU CHOOSE BY:

     - Making an initial $500 cash investment to establish an account in the recipient's name; or
     - Submitting an optional cash investment on behalf of an existing shareholder in the Plan in an amount not less than $50 nor more than $100,000; or
     - Transferring shares from your account to the recipient.

You must transfer a whole number of shares unless you transfer your entire account. You may transfer shares to new or existing shareholders. BellSouth Shareholder Services will automatically place such new accounts in full dividend reinvestment status, providing the new account has a minimum of five shares. New participants, at their discretion, may elect another option. If you participate in dividend reinvestment and your request to either transfer all of your shares or make a partial sale and transfer the balance of your shares is received between the ex-dividend and the dividend record date, the processing of your request may be held until after your account is credited with reinvested dividends. This hold period could be as long as four weeks.

You must have your signature guaranteed by a financial institution participating in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing the certificate is in fact the registered owner as it appears on the stock certificate or stock power.

If you need additional assistance, please call BellSouth Shareholder Services at 1-800-631-6001.

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 ISSUANCE OF CERTIFICATES

You can withdraw all or some of the shares from your Plan account by notifying BellSouth Shareholder Services.

Certificates will be issued for whole shares only. In the event your request involves a fractional share, a check (less any applicable fees) for the value of the fractional share will be mailed to you. You should receive your certificate within two to three weeks of mailing your request.

Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed. If the certificate is issued in a name other than your Plan account registration, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Guarantee program, as described above.

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 PLAN SERVICE FEES
ENROLLMENT FEE FOR NEW INVESTORS...................$10.00 per account enrollment
PURCHASE OF SHARES.....................................................No Charge
SALE OF SHARES (partial or full):
  Transaction Fee....................................$10.00 per sale transaction
  Trading Fee....................................................$0.08 per share
REINVESTMENT OF DIVIDENDS..............................................No Charge
OPTIONAL CASH INVESTMENTS VIA CHECK OR AUTOMATIC
  INVESTMENT...........................................................No Charge
GIFT OR TRANSFER OF SHARES.............................................No Charge
SAFEKEEPING OF STOCK CERTIFICATES......................................No Charge
CERTIFICATE ISSUANCE...................................................No Charge
RETURNED CHECKS OR INSUFFICIENT FUNDS FOR AUTOMATIC
  WITHDRAWAL.....................................$25.00 per check or transaction
DUPLICATE STATEMENTS
  Current year.........................................................No Charge
  Prior year(s)......................................$10.00 flat fee per request

The Administrator will deduct the applicable fees from either the initial investment or proceeds from a sale.

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 TRACKING YOUR INVESTMENTS

If you participate in dividend reinvestment, BellSouth Shareholder Services will mail you a quarterly Plan statement showing all transactions (shares, amounts invested, purchase prices) for your account including year-to-date and other account information. Supplemental statements or notices will be sent when you make an initial or optional cash investment or a deposit, transfer or withdrawal of shares.

If you do not participate in dividend reinvestment, BellSouth Shareholder Services will mail you a statement or notice confirming any transactions you make. If you continue to be enrolled in the Plan, but have no transactions, BellSouth Shareholder Services will mail you an annual statement of your holdings.

Please retain your Plan statements to establish the cost basis of shares purchased under the Plan for income tax and other purposes.

You should notify BellSouth Shareholder Services promptly of any change in address since all notices, statements and reports will be mailed to your address of record.

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 U.S. FEDERAL INCOME TAX INFORMATION

Cash dividends reinvested under the Plan will be taxable as having been received by you even though you have not actually received them in cash. You will receive an annual statement from the Administrator indicating the amount of reinvested dividends reported to the U.S. Internal Revenue Service as dividend income. The statement will also reflect any trading fees paid by BellSouth on your behalf for purchases of shares.

You will not realize gain or loss for U.S. Federal income tax purposes upon the transfer of shares to the Plan or the withdrawal of whole shares from the Plan. You will, however, generally realize gain or loss upon the sale of shares (including the receipt of cash for fractional shares) held in the Plan.

Plan participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends paid on shares held in the Plan. The Administrator is required to withhold from dividends paid the appropriate amount determined in accordance with U.S. Treasury regulations. Any applicable withholding tax may be determined by treaty between the U.S. and the country in which such participant resides. Accordingly, the amount of any dividends, net of the applicable withholding tax, will be credited to participant Plan accounts for the investment in additional common stock.

The above summary is not a comprehensive summary of all of the tax considerations that may be relevant to a participant in the Plan. Therefore, you are urged to consult your tax advisors regarding the consequences of participation in the Plan.

You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. BellSouth has authorized no one to provide you with different information. BellSouth is not making an offer of to sell stock in any state or country where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

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 MISCELLANEOUS

AVAILABLE INFORMATION/INCORPORATION OF DOCUMENTS BY REFERENCE
BellSouth files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information BellSouth files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. BellSouth's SEC filings are also available to the public from commercial document retrieval services, on its website at "http://www.bellsouth.com/investor", and at the website maintained by the SEC at "http://www.sec.gov."

The SEC allows BellSouth to "incorporate by reference" the information it files with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Plan is terminated comprise the incorporated documents:

(a) Annual Report on Form 10-K for the year ended December 31, 1998;

(b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

(c) Current Reports on Form 8-K for January 20, 1999, January 25, 1999, March 30, 1999 and April 20, 1999.

Upon request BellSouth will provide, without charge, a copy of any or all of the documents incorporated by reference in this document (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Your requests for copies should be directed to BellSouth Investor Relations, 1155 Peachtree Street, Room 14B06, Atlanta, GA 30309-3610 (Telephone: 1-800-241-3419).

STOCK SPLITS, STOCK DIVIDENDS AND OTHER DISTRIBUTIONS
In the event dividends are paid in BellSouth common stock, or if BellSouth common stock is distributed in connection with any stock split or similar transaction, each account will be adjusted to reflect the receipt of the common stock so paid or distributed.

VOTING OF PROXIES
BellSouth will send you proxy materials including a proxy card representing both the shares for which you hold certificates and the shares, full and fractional, in your Plan account. Your Shares will be voted in accordance with your instructions. If you do not vote or if you return your proxy card unsigned, none of your shares will be voted.

RESPONSIBILITY OF ADMINISTRATOR AND BELLSOUTH CORPORATION
Neither BellSouth Corporation nor the Administrator will be liable for any act they do in good faith or for any good faith omission to act. This includes, without limitation, any claims of liability for:

     - failure to terminate your account upon your death prior to receiving written notice of such death; or

     - relating to purchases or sales prices reflected in your Plan account or the dates of purchases or sales of your Plan shares; or

     - for any fluctuation in the market value after purchase or sale of shares.

The payment of dividends is at the discretion of BellSouth's Board of Directors and will depend upon future earnings, the financial condition of BellSouth Corporation and other factors. The Board may change the amount and timing of dividends at any time without notice.

Neither BellSouth Corporation nor the Administrator can assure you a profit or protect you against a loss on the shares you purchase under the Plan.

LEGAL MATTERS
Mr. Walter H. Alford, the former Executive Vice President and General Counsel of BellSouth Corporation, gave his opinion regarding the validity of the Common Stock covered by this Prospectus. Mr. Alford owns common stock and is eligible to participate in the Plan.

PLAN MODIFICATION OR TERMINATION
BellSouth Corporation reserves the right to suspend, modify or terminate the Plan at any time. You will receive notice of any such suspension, modification or termination. BellSouth and the Administrator also reserve the right to change any administrative procedures of the Plan.

CHANGE OF ELIGIBILITY; TERMINATION
BellSouth reserves the right to deny, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, BellSouth Shareholder Services will notify you in writing and will continue to safekeep your shares but will no longer accept optional cash investments or reinvest your dividends. BellSouth Shareholder Services will issue a certificate to you upon written request.

FOREIGN PARTICIPATION
If you live outside of the U.S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. BellSouth reserves the right to terminate participation of any shareholder if it deems it advisable under any foreign laws or regulations.

INDEPENDENT PUBLIC ACCOUNTANTS
PricewaterhouseCoopers LLP, independent accountants, has audited the consolidated financial statements included in BellSouth's Annual Report on Form 10-K for the year ended December 31, 1998. That Form 10-K is incorporated by reference in this prospectus, to the extent and for the periods indicated in PricewaterhouseCoopers LLP's report relating to such consolidated financial statements, which is also incorporated by reference. We have included BellSouth's consolidated financial statements in reliance upon the report of PricewaterhouseCoopers LLP given upon their authority as experts in auditing and accounting.

                                  BELLSOUTH(R)